EXHIBIT 10.7

OSHKOSH B’GOSH, INC.
Officers Medical and Dental Reimbursement Plan
(amended and restated to include Amendments
through May 4, 2004)

          OSHKOSH B’GOSH, INC., a Delaware corporation (hereinafter referred to as the “Corporation”) hereby establishes this Officers Medical and Dental Reimbursement Plan (hereinafter referred to as the “Plan”) for the benefit of certain of its officer-employees as more fully set forth below.

     1. Purpose. The purpose of this Plan is to encourage and insure full and complete health care for the welfare of each covered employee, his or her spouse and dependents.

     2. Coverage. This Plan is for the benefit of those employees of the Corporation who from time to time hold any of the following elective offices: Chief Executive Officer, Chief Operating Officer, and Senior Vice President – Home Accessories and Global Licensing; provided such officer/employee is not eligible for hospital or medical insurance benefits under the Medicare provisions of the federal social security laws.

     3. Reimbursement for Expenses.

          (a) Effective March 1, 1978, and as to certain employees, January 1, 1978, the Corporation will pay the entire cost of each covered employee’s premium under the Corporation’s group medical insurance, including that portion of the premium attributable to the group term life insurance provided thereunder (not to exceed $50,000 of life insurance).

          (b) Effective May 1, 1978, the Corporation will reimburse the covered employees of the Corporation for all expenses incurred by such employees of the Corporation for dental care, psychiatric care, optometric expenses, hospital charges, nursing care, drugs and prescriptions, medical related transportation expense, health and accident insurance, as well as other medical care (to the extent allowable under and as defined in Section 213 of the Internal Revenue Code as amended) of such employees, their spouse, and dependents (as defined in Section 152 of the Internal Revenue Code, as amended) to the extent that such expenses are not reimbursable or payable under any other plan in effect on such date.

          (c) The Corporation may, in its discretion, pay any or all of the above-described expenses directly in lieu of making reimbursement therefor. In such event, the Corporation shall be relieved of all further responsibility with respect to that particular expense.

          (d) The reimbursement to, or the payment on behalf of any one covered employee, including his spouse and his dependents, shall be subject to an annual aggregate limit of $25,000.

          (e) Each covered employee who applies for reimbursement under this Plan shall submit to the Corporation all hospitalization, doctor, dental or other medical bills, including premium notices for accident or health insurance, for verification by the Corporation prior to payment. A failure to comply herewith may, at the discretion of the Corporation, terminate the right to reimbursement of such covered employee.

     4. Other Insurance. Reimbursement under this Plan shall be made by the Corporation only in the event and to the extent that such reimbursement or payment is not provided for under any insurance policy or policies, whether owned by the Corporation or the covered employee, or under any other health and accident plan. In the event that there is such a policy or plan in effect providing for reimbursement or payment in whole or in part, then to the extent of the coverage under such policy or plan the Corporation shall be relieved of any liability hereunder.

     5. Termination. This Plan shall be subject to termination at any time hereafter by action of the Board of Directors of the Corporation; provided, that such termination shall not affect any right to claim reimbursement for medical and dental expenses under the provisions of this Plan arising prior to such termination.

     6. ERISA Information. This Plan document shall constitute the summary plan description required by the Employee Retirement Income Security Act of 1974 (“ERISA”). Pursuant to the requirements of such law, the following information is provided:

          (a) The sponsor and plan administrator of this Plan is the Corporation, 112 Otter Avenue, Oshkosh, Wisconsin 54901 (phone: 920- 231-8800). The Corporation’s federal tax identification number is 39-0519915. The Corporation is the agent for service of legal process. The Plan is operated on a calendar year basis.

          (b) Paragraph 3(e) of this Plan describes the procedure for claiming benefits. If a claim is denied, the Corporation will provide a notice containing specific reasons for the denial, references to the pertinent Plan provisions, a description of any additional information needed to perfect the claim and an explanation of the claim review procedure. If a participant wishes to appeal a denial of benefits, he must submit a written request for review to the Corporation within 60 days of his receipt of the notice of denial. Such request should include any comments and data the participant believes are relevant to the review. The Corporation will make a written decision on the appeal, including the reasons for the decision and references to the pertinent Plan provisions, and a copy will be sent to the participant.

          (c) A participant in the Plan is entitled to certain rights under ERISA. He may examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration. He is also entitled to receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report. He may obtain copies of all plan documents and other plan information upon written request to the Corporation. The Corporation may make a reasonable charge for the copies. He may file suit in federal court if any materials requested to which he is entitled are not received within 30 days, unless the same were not sent because of matters beyond the control of the Corporation. The court has the discretion to require the Corporation to pay up to $110 for each day’s delay until the materials are received.

          (d) In addition to creating rights for Plan participants, ERISA imposes obligations on the persons responsible for the operation of a plan (“fiduciaries”). Fiduciaries must act solely in the interest of Plan participants and must act prudently. Fiduciaries who violate ERISA may be removed and required to make good any losses they caused the Plan.

          (e) If a participant’s claim for a benefit is denied or ignored, in whole or in part, he has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

          (f) The Corporation may not discriminate against a participant to prevent him from obtaining a benefit or exercising his rights under ERISA. If a participant is improperly denied a benefit, he may file suit in state or federal court. If he wins his case, the court may order the other party to pay the costs and legal fees. If he loses, the court may order him to pay such items, for example, if it finds his claim frivolous.

          (g) If a participant has questions about the Plan, he should contact the Plan Administrator. If he has any questions about this statement or about his rights under ERISA, or if he needs assistance in obtaining documents from the Plan Administrator, he should contact the nearest Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquires, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. He may also obtain certain publications about his rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.